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                                                                    Exhibit 99.1

                       (EDGE PETROLEUM CORPORATION LOGO)


DECEMBER 4, 2003                               CONTACT:  MICHAEL G. LONG
                                                         CHIEF FINANCIAL OFFICER
                                                         (713) 654-8960


            EDGE PETROLEUM CORPORATION AND MILLER EXPLORATION COMPANY
                 OBTAIN STOCKHOLDER APPROVAL AND COMPLETE MERGER

HOUSTON - EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) announced that its stockholders today approved the issuance of Edge common stock in connection with the proposed merger with Miller Exploration Company; and that the stockholders of Miller today approved the adoption of the related merger agreement. Edge and Miller have now completed their previously announced combination and Miller is now a wholly owned subsidiary of Edge.

At the Edge special meeting, the Edge stockholders also approved Edge's incentive plan, including an amendment thereto, which increased the number of shares of Edge common stock available under such plan from 1,200,000 to 1,700,000 shares.

In the merger, each of Miller's approximately 2,129,078 shares of outstanding common stock was converted into the right to receive 1.22342 shares of Edge common stock. The transaction will be accounted for using the purchase method of accounting, with Edge treated as the acquiror. Former Miller stockholders now own approximately 21% of the outstanding shares of Edge common stock, with the remaining 79% continuing to be owned by Edge's pre-merger stockholders.

Based upon Edge's closing price on Wednesday, December 3, 2003, the combined company's market capitalization is approximately $98 million.

The officers and directors of Edge prior to the merger will continue as the officers and directors of Edge. John W. Elias of Edge will continue as Chairman, CEO and President of Edge. No officers or directors of Miller will be retained by Edge.

Elias commented, "We firmly believe this proposed merger will be beneficial to all stockholders. Edge's financial flexibility will increase as a result of Miller's cash balances and relative lack of debt. Additional benefits are expected to come from the increase in outstanding shares of Edge, which will occur with little to no financial dilution to existing shareholders. We look forward to applying our experience and expertise to the future potential that may exist in the Miller assets."

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock is listed on the NASDAQ National Market under the symbol "EPEX."

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Miller Exploration Company is an independent energy company with headquarters in
Michigan that focuses its exploration efforts primarily in the Mississippi Salt Basin of central Mississippi. Miller common stock was previously listed on the NASDAQ SmallCap Market under the symbol "MEXP."


FORWARD LOOKING STATEMENT

The statements in this press release regarding effects, benefits or other results of the merger, future opportunities, future growth, results and expansion plans, future business, operations or results and any other statements, which are not historical facts, are forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, competition, costs and difficulties relating to the Miller merger and the integration of Miller, general economic conditions, ability to manage and continue growth, and other factors detailed in Edge's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

For more information about Edge: Visit Edge on the Internet at http://www.edgepet.com, or contact Edge Investor Relations via the internet at mlong@edgepet.com or by telephone at 713/654-8960, Michael G. Long, Senior Vice President and Chief Financial Officer.